Exhibit 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

May 23, 2012

Board of Directors
ChineseInvestors.COM, Inc.
13791 East Rice Place, Suite 107
Aurora, CO  80015

Re:  Registration Statement on Form S-1

Gentlemen:

You have requested my opinion as to the legality of the issuance of common stock by ChineseInvestors.COM, Inc., an Indiana corporation (the "Company") pursuant to that certain Investment Agreement dated October 16, 2011 (the “Shares and the “Investment Agreement”) with the Shares being registered for resale by the named selling securities holder on the S-1 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  The Registration Statement relates to the Shares being offered by the named selling securities holder on a delayed or continuous basis pursuant to Rule 415 promulgated under the Act.

In connection with this opinion, I have examined the Registration Statement and such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as I have deemed necessary for the purpose of rendering the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted to me as copies.

Based upon and subject to the foregoing, I am of the opinion that upon issuance of the Shares to the named selling securities holder pursuant to the Investment Agreement, the Shares will have been duly authorized, validly issued, fully paid and non-assessable by all necessary corporate action on the part of the Company in conformity with the Company’s Articles of Incorporation, Bylaws and the laws of the State of Indiana.

I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Indiana and the federal laws of the United States of America, as in effect on the date hereof. I express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the Securities Act.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dennis Brovarone

Dennis Brovarone